For Immediate Release

Contact:	Paul D. Rutkowski, CFO

(215) 938-8800

Polonia Bancorp

Announces Postponement of Completion of Second-Step Conversion

October 3, 2012, Huntingdon Valley, PA– Polonia Bancorp (the “Company”), the holding company for Polonia Bank, announced today the postponement of the completion of the second-step conversion of Polonia Bank and the related stock offering of new Polonia Bancorp, Inc. In conjunction with a routine regulatory examination, the Company’s subsidiary, Polonia Bank, has identified certain policy and procedural deficiencies, most notably in connection with the Bank’s compliance with Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) regulations. As a result, the Bank must undertake corrective measures, including the hiring of additional personnel, to oversee and implement a compliant BSA/AML program. The Company also expects to incur additional costs to review and revise its existing policies to comply with current regulatory requirements. In light of these compliance issues, the Bank may at some future date become a party to a regulatory enforcement order with its primary federal regulator, the Office of the Comptroller of the Currency (“OCC”). In the event of a formal enforcement order, the Bank may be subject to certain restrictions with respect to its operations. The Company believes that no formal decision will be made with respect to an enforcement action for a number of weeks, perhaps even several months.

The Company intends to provide to those persons who subscribed for shares in the offering a prospectus supplement summarizing these developments as well as a supplemental order form. Subscribers will be given the opportunity to confirm, increase, decrease or cancel their orders by completing the appropriate section of the supplemental order form. Subscription funds will continue to earn interest calculated at Polonia Bank’s statement savings rate, which is currently 0.25%, until the offering is completed or terminated.

Polonia Bancorp is the holding company for Polonia Bank, a federal savings bank headquartered in Huntingdon Valley, Pennsylvania. Polonia Bank operates seven full-service banking offices in Philadelphia and Montgomery Counties in Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Polonia Bancorp and Polonia Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new Polonia Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.